Equinix Reports First Quarter 2018 Results

Interconnection and Data Center Leader Delivers 61st Consecutive Quarter of Revenue Growth

REDWOOD CITY, Calif., May 2, 2018 /PRNewswire/ --

  Quarterly revenues increased 28% year-over-year to $1.216 billion; a 10% year-over-year increase on a normalized and constant currency basis
  New expansions announced in the Amsterdam, Tokyo and Zurich metros totaling more than $160 million of capital expenditures
  Key customer wins and expansions included Alibaba, Dropbox and InterContinental Hotels Group

Equinix, Inc. (Nasdaq: EQIX), the global interconnection and data center company, today reported quarterly results for the quarter ended March 31, 2018. Equinix uses certain non-GAAP financial measures, which are described further below and reconciled to the most comparable GAAP financial measures after the presentation of our GAAP financial statements.

First Quarter 2018 Results Summary

  Revenues
    $1.216 billion, a 1% increase over the previous quarter
  Operating Income
    $226 million, a 3% decrease from the previous quarter
  Adjusted EBITDA
    $580 million, a 48% adjusted EBITDA margin
    Includes $6 million of integration costs
  Net Income
    $63 million
  AFFO
    $415 million, a 9% increase over the previous quarter
    Includes $6 million of integration costs

2018 Annual Guidance Summary

  Revenues
    $5.082 - $5.122 billion, a 17% increase over the previous year; a normalized and constant currency increase of 9% including the Verizon assets acquisition
  Adjusted EBITDA
    $2.395 - $2.435 billion or a 47% adjusted EBITDA margin
    Assumes $50 million of integration costs for acquisitions
  AFFO
    $1.595 - $1.635 billion, a 12% increase over the previous year
    Assumes $50 million of integration costs and $50 million of additional debt service costs related to acquisitions including Infomart Dallas and Metronode

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income (loss) from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant.

Quote

Peter Van Camp, Executive Chairman and Interim CEO and President, Equinix:

"As Equinix approaches its 20th anniversary, we are excited to post our 61st quarter of consecutive revenue growth, which is reflective of the critical role we serve in helping businesses interconnect their IT infrastructure to succeed in the digital economy. Equinix currently serves nearly half of the Fortune 500 and our recent acquisitions, combined with our currently announced organic expansions, have positioned Equinix to capture an even greater share of the market opportunity."

Business Highlights

  Equinix continues to invest in building out its global platform, reflecting strong customer demand and a high level of inventory utilization. With 30 organic expansion projects currently underway, Equinix also completed Q1 builds in the Chicago, Osaka and Paris metros. Today, Equinix announced new expansions in the Amsterdam, Tokyo and Zurich metros totaling more than $160 million of additional capital expenditures.
  Last month, Equinix closed its 21st and 22nd acquisitions — the Infomart BuildingTM in Dallas and Metronode in Australia — to expand the reach of Platform Equinix® to 200 International Business ExchangeTM (IBX®) data centers across 52 markets globally, and increasing Equinix's percentage of revenue from owned assets to over 45%.
    The Infomart Building is one of the most-interconnected hubs in North America and is home to four of the eight Dallas area Equinix IBX data centers. The addition of this landmark facility strengthens interconnection density, creates new opportunities to grow in targeted verticals, and provides the ability to expand on adjacent land on the property.
    The addition of Metronode's 10 data centers and customers to Platform Equinix establishes Equinix as the market leader in Australia, with 15 IBX data centers to accelerate interconnection and digital edge deployments nationwide. The acquisition provides a stronger presence in existing metros and a wider footprint in four new metros (Adelaide, Brisbane, Canberra and Perth). Metronode's site in Perth, which will become the landing station for the new Vocus Australia Singapore Cable, positions Equinix as a leading hub for intercontinental connectivity, and builds on existing subsea traction in Sydney.
  In addition to global expansion initiatives, Equinix progressed its platform vision to add new products and services that deliver increasing value to companies by easing their shift to cloud-centric and digital architectures. In Q1, Equinix launched Equinix SmartKeyTM, a global key management and encryption Software as a Service (SaaS) offering that simplifies data protection across any cloud or destination, by hosting encryption keys separate from, but in close proximity to, the data located across networks and hybrid multicloud environments. When implemented as part of an Interconnection Oriented Architecture® (IOA®) strategy, SmartKey enables companies to achieve a globally consistent end-to-end encryption strategy with central control over access, latency, compliance and performance.
  The enterprise vertical continued to be the fastest growing segment in Q1 with growth across the healthcare, legal and travel sub-verticals. New Fortune 500 customer wins included a global beauty company deploying distributed data management for global workforce and regulatory compliance, and a large health insurance provider utilizing Platform Equinix for cloud connectivity and data management. Additional wins and expansions in Q1 included Alibaba, Dropbox and InterContinental Hotels Group, which is leveraging Platform Equinix to connect to ecosystem partners in key metros.
  Interconnection revenues in Q1 grew 32% year-over-year and 16% year-over-year on a normalized and constant currency basis. This represents the fastest growing revenue segment and is significantly outpacing colocation revenues, reflecting the movement towards Interconnection Oriented Architectures and the rapid adoption of hybrid multicloud as the preferred IT deployment model. Cross connects between customers increased to 283,000, and the enhanced Equinix Cloud Exchange FabricTM (ECX FabricTM) and its software-defined global connectivity is offering customers even more options for transforming their digital businesses through Platform Equinix.

Business Outlook

For the second quarter of 2018, the Company expects revenues to range between $1.257 and $1.267 billion, an increase of 4% quarter-over-quarter, or a normalized and constant currency growth rate of approximately 2%. This guidance includes an incremental $18 million from the Infomart and Metronode acquisitions and a positive foreign currency benefit of $2 million when compared to the average FX rates in Q1 2018. Adjusted EBITDA is expected to range between $579 and $589 million, which includes the Infomart and Metronode acquisitions, a $3 million positive foreign currency benefit when compared to the average FX rates in Q1 2018 and $20 million of integration costs from acquisitions. Recurring capital expenditures are expected to range between $42 and $52 million.

For the full year of 2018, total revenues are expected to range between $5.082 and $5.122 billion, an increase of 17% year-over-year, or a normalized and constant currency growth rate of approximately 9% including the Verizon assets acquisition. This updated guidance includes an incremental $92 million, due to a combination of $62 million from the Infomart and Metronode acquisitions, a positive foreign currency benefit of $35 million when compared to prior Equinix guidance rates and other accounting and Verizon-related adjustments. Adjusted EBITDA is expected to range between $2.395 and $2.435 billion, an increase of 18% year-over-year. This updated guidance includes an incremental $45 million, excluding integration costs, due to a combination of $33 million from the Infomart and Metronode acquisitions, a positive foreign currency benefit of $12 million when compared to prior Equinix guidance rates and other accounting and Verizon-related adjustments. This guidance includes an expected $50 million in integration costs. AFFO is expected to range between $1.595 and $1.635 billion, an increase of 12% year-over-year. This updated guidance includes an incremental $40 million from the Infomart and Metronode acquisitions and a $10 million positive foreign currency benefit when compared to prior Equinix guidance rates. Also, AFFO includes $50 million of additional debt service costs related to our recent acquisitions, as well as an expected $50 million in integration costs. Non-recurring capital expenditures are expected to range between $1.8 and $1.9 billion, and recurring capital expenditures are expected to range between $203 and $213 million.

The U.S. dollar exchange rates used for 2018 guidance, taking into consideration the impact of our current foreign currency hedges, have been updated to $1.16 to the Euro, $1.35 to the Pound, ¥106 to the U.S. dollar, S$1.31 to the U.S. dollar, and R$3.30 to the U.S. dollar. The Q1 2018 global revenue breakdown by currency for the Euro, British Pound, Japanese Yen, Singapore Dollar, and Brazilian Real is 20%, 9%, 6%, 6% and 4%, respectively.

The adjusted EBITDA guidance is based on the revenue guidance less our expectations of cash cost of revenues and cash operating expenses. The AFFO guidance is based on the adjusted EBITDA guidance less our expectations of net interest expense, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs, gains (losses) on debt extinguishment, an income tax expense adjustment, recurring capital expenditures and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

Q1 2018 Results Conference Call and Replay Information

Equinix will discuss its quarterly results for the period ended March 31, 2018, along with its future outlook, in its quarterly conference call on Wednesday, May 2, 2018, at 5:30 p.m. ET (2:30 p.m. PT). A simultaneous live webcast of the call will be available on the Company's Investor Relations website at www.equinix.com/investors. To hear the conference call live, please dial 1-517-308-9482 (domestic and international) and reference the passcode EQIX.

A replay of the call will be available one hour after the call, through Wednesday, August 8, 2018, by dialing 1-402-220-4189 and referencing the passcode 2018. In addition, the webcast will be available at www.equinix.com/investors (no password required).

Investor Presentation and Supplemental Financial Information

Equinix has made available on its website a presentation designed to accompany the discussion of Equinix results and future outlook, along with certain supplemental financial information and other data. Interested parties may access this information through the Equinix Investor Relations website at www.equinix.com/investors.

Additional Resources

  Equinix Investor Relations Resources

About Equinix

Equinix, Inc. (Nasdaq: EQIX) connects the world's leading businesses to their customers, employees and partners inside the most-interconnected data centers. In 52 markets across five continents, Equinix is where companies come together to realize new opportunities and accelerate their business, IT and cloud strategies.

Non-GAAP Financial Measures

Equinix provides all information required in accordance with generally accepted accounting principles ("GAAP"), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures to evaluate its operations.

Equinix provides normalized and constant currency growth rates, which are calculated to adjust for acquisitions, dispositions, integration costs, changes in accounting principles and foreign currency.

Equinix presents adjusted EBITDA, which is a non-GAAP financial measure. Adjusted EBITDA represents income or loss from operations excluding depreciation, amortization, accretion, stock-based compensation expense, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales.

In presenting non-GAAP financial measures, such as adjusted EBITDA, cash cost of revenues, cash gross margins, cash operating expenses (also known as cash selling, general and administrative expenses or cash SG&A), adjusted EBITDA margins, free cash flow and adjusted free cash flow, Equinix excludes certain items that it believes are not good indicators of Equinix's current or future operating performance. These items are depreciation, amortization, accretion of asset retirement obligations and accrued restructuring charges, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales. Equinix excludes these items in order for its lenders, investors and the industry analysts who review and report on Equinix to better evaluate Equinix's operating performance and cash spending levels relative to its industry sector and competitors.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of an IBX data center, and do not reflect its current or future cash spending levels to support its business. Its IBX data centers are long-lived assets, and have an economic life greater than 10 years. The construction costs of an IBX data center do not recur with respect to such data center, although Equinix may incur initial construction costs in future periods with respect to additional IBX data centers, and future capital expenditures remain minor relative to the initial investment. This is a trend it expects to continue. In addition, depreciation is also based on the estimated useful lives of the IBX data centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out our IBX data centers and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix also excludes amortization expense related to acquired intangible assets. Amortization expense is significantly affected by the timing and magnitude of acquisitions and these charges may vary in amount from period to period. We exclude amortization expense to facilitate a more meaningful evaluation of our current operating performance and comparisons to our prior periods. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charges, as these expenses represent costs which Equinix also believes are not meaningful in evaluating Equinix's current operations. Equinix excludes stock-based compensation expense, as it can vary significantly from period to period based on share price and the timing, size and nature of equity awards. As such, Equinix and many investors and analysts exclude stock-based compensation expense to compare its operating results with those of other companies. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to Equinix's decision to exit leases for excess space adjacent to several of its IBX data centers, which it did not intend to build out, or its decision to reverse such restructuring charges. Equinix also excludes impairment charges related to certain long-lived assets. The impairment charges are related to expense recognized whenever events or changes in circumstances indicate that the carrying amount of long-lived assets are not recoverable. Equinix also excludes gain or loss on asset sales as it represents profit or loss that is not meaningful in evaluating the current or future operating performance. Finally, Equinix excludes acquisition costs from its non-GAAP financial measures to allow more comparable comparisons of the financial results to the historical operations. The acquisition costs relate to costs Equinix incurs in connection with business combinations. Such charges generally are not relevant to assessing the long-term performance of Equinix. In addition, the frequency and amount of such charges vary significantly based on the size and timing of the acquisitions. Management believes items such as restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales are non-core transactions; however, these types of costs may occur in future periods.

Equinix also presents funds from operations ("FFO") and adjusted funds from operations ("AFFO"), which are non-GAAP financial measures commonly used in the REIT industry. FFO is calculated in accordance with the definition established by the National Association of Real Estate Investment Trusts ("NAREIT"). FFO represents net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items. AFFO represents FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs, gain or loss on debt extinguishment, an income tax expense adjustment, recurring capital expenditures, net income or loss from discontinued operations, net of tax and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items. Equinix excludes depreciation expense, amortization expense, accretion, stock-based compensation, restructuring charges, impairment charges and acquisition costs for the same reasons that they are excluded from the other non-GAAP financial measures mentioned above.

Equinix includes an adjustment for revenues from installation fees, since installation fees are deferred and recognized ratably over the period of contract term, although the fees are generally paid in a lump sum upon installation. Equinix includes an adjustment for straight-line rent expense on its operating leases, since the total minimum lease payments are recognized ratably over the lease term, although the lease payments generally increase over the lease term. Equinix also includes an adjustment to contract costs incurred to obtain contracts, since contract costs are capitalized and amortized over the estimated period of benefit on a straight-line basis, although costs of obtaining contracts are generally incurred and paid during the period of obtaining the contracts. The adjustments for installation revenues, straight-line rent expense and contract costs are intended to isolate the cash activity included within the straight-lined or amortized results in the consolidated statement of operations. Equinix excludes the amortization of deferred financing costs as these expenses relate to the initial costs incurred in connection with its debt financings that have no current or future cash obligations. Equinix excludes gain or loss on debt extinguishment since it represents a cost that is not a good indicator of Equinix's current or future operating performance. Equinix includes an income tax expense adjustment, which represents the non-cash tax impact due to changes in valuation allowances and uncertain tax positions that do not relate to the current period's operations. Equinix excludes recurring capital expenditures, which represent expenditures to extend the useful life of its IBX data centers or other assets that are required to support current revenues. Equinix also excludes net income or loss from discontinued operations, net of tax, which represents results that are not a good indicator of our current or future operating performance.

Equinix presents constant currency results of operations, which is a non-GAAP financial measure and is not meant to be considered in isolation or as an alternative to GAAP results of operations. However, Equinix has presented this non-GAAP financial measure to provide investors with an additional tool to evaluate its operating results without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of Equinix's business performance. To present this information, Equinix's current and comparative prior period revenues and certain operating expenses from entities with functional currencies other than the U.S. dollar are converted into U.S. dollars at a consistent exchange rate for purposes of each result being compared.

Non-GAAP financial measures are not a substitute for financial information prepared in accordance with GAAP. Non-GAAP financial measures should not be considered in isolation, but should be considered together with the most directly comparable GAAP financial measures and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Equinix presents such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provides consistency and comparability with past reports and provides a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as those of other companies. Investors should, therefore, exercise caution when comparing non-GAAP financial measures used by us to similarly titled non-GAAP financial measures of other companies. Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation, net income or loss from operations, cash generated from operating activities and cash used in investing activities, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data without unreasonable effort. The impact of such adjustments could be significant. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how they were calculated for the periods presented within this press release.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX data centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of companies we have acquired or will acquire into Equinix including the Infomart and Metronode; a failure to receive significant revenues from customers in recently built out or acquired data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; and other risks described from time to time in Equinix filings with the Securities and Exchange Commission. In particular, see recent Equinix quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

EQUINIX, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Recurring revenues	$1,150,629	$1,122,599	$898,440
Non-recurring revenues	65,248	77,622	51,085
Revenues	1,215,877	1,200,221	949,525
Cost of revenues	622,430	619,625	468,961
Gross profit	593,447	580,596	480,564
Operating expenses:
Sales and marketing	159,776	153,612	128,927
General and administrative	203,157	187,816	181,399
Acquisition costs	4,639	7,125	3,025
Total operating expenses	367,572	348,553	313,351
Income from operations	225,875	232,043	167,213
Interest and other income (expense):
Interest income	4,610	3,255	3,092
Interest expense	(126,277)	(126,144)	(111,684)
Other income (expense)	(3,064)	8,668	337
Loss on debt extinguishment	(21,491)	(23,669)	(3,503)
Total interest and other, net	(146,222)	(137,890)	(111,758)
Income before income taxes	79,653	94,153	55,455
Income tax expense	(16,759)	(28,938)	(13,393)
Net income	$62,894	$65,215	$42,062
Net income per share:
Basic net income per share	$0.79	$0.83	$0.58
Diluted net income per share	$0.79	$0.82	$0.57
Shares used in computing basic net income per share	79,241	78,543	72,773
Shares used in computing diluted net income per share	79,649	79,128	73,367

EQUINIX, INC.
Condensed Consolidated Statements of Comprehensive Income
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Net income	$62,894	$65,215	$42,062
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment ("CTA") gain	145,851	45,439	106,938
Net investment hedge CTA loss	(72,635)	(44,171)	(28,551)
Unrealized gain (loss) on available-for-sale securities	—	99	(265)
Unrealized loss on cash flow hedges	(4,080)	(2,427)	(11,727)
Net actuarial gain (loss) on defined benefit plans	8	(182)	11
Total other comprehensive income (loss), net of tax	69,144	(1,242)	66,406
Comprehensive income, net of tax	$132,038	$63,973	$108,468

EQUINIX, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$2,023,808	$1,412,517
Short-term investments	27,033	28,271
Accounts receivable, net	645,468	576,313
Other current assets	247,175	232,027
Total current assets	2,943,484	2,249,128
Long-term investments	12,173	9,243
Property, plant and equipment, net	9,696,692	9,394,602
Goodwill	4,485,155	4,411,762
Intangible assets, net	2,356,608	2,384,972
Other assets	447,816	241,750
Total assets	$19,941,928	$18,691,457
Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	$686,612	$719,257
Accrued property, plant and equipment	257,813	220,367
Current portion of capital lease and other financing obligations	77,386	78,705
Current portion of mortgage and loans payable	79,699	64,491
Other current liabilities	144,965	159,914
Total current liabilities	1,246,475	1,242,734
Capital lease and other financing obligations, less current portion	1,629,597	1,620,256
Mortgage and loans payable, less current portion	1,416,538	1,393,118
Senior notes	7,900,611	6,923,849
Other liabilities	608,156	661,710
Total liabilities	12,801,377	11,841,667
Common stock	80	79
Additional paid-in capital	10,193,030	10,121,323
Treasury stock	(145,695)	(146,320)
Accumulated dividends	(2,776,178)	(2,592,792)
Accumulated other comprehensive loss	(718,169)	(785,189)
Retained earnings	587,483	252,689
Total stockholders' equity	7,140,551	6,849,790
Total liabilities and stockholders' equity	$19,941,928	$18,691,457

Ending headcount by geographic region is as follows:

Americas headcount	3,233	3,154
EMEA headcount	2,659	2,560
Asia-Pacific headcount	1,581	1,559
Total headcount	7,473	7,273

EQUINIX, INC.
Summary of Debt Principal Outstanding
(in thousands)
(unaudited)

	March 31, 2018	December 31, 2017

Capital lease and other financing obligations	$1,706,983	$1,698,961

Term loans, net of debt discount and debt issuance costs	1,444,420	1,406,686
Mortgage payable and other loans payable	51,817	50,923
Plus: debt discount and issuance costs, net	8,345	8,615
Total mortgage and loans payable principal	1,504,582	1,466,224

Senior notes, net of debt issuance costs	7,900,611	6,923,849
Plus: debt issuance costs	87,664	78,151
Total senior notes principal	7,988,275	7,002,000

Total debt principal outstanding	$11,199,840	$10,167,185

EQUINIX, INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
Cash flows from operating activities:
Net income	$62,894	$65,215	$42,062
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	306,465	279,774	219,013
Stock-based compensation	42,536	45,898	38,323
Amortization of debt issuance costs and debt discounts	4,099	4,349	11,580
Loss on debt extinguishment	21,491	23,669	3,503
Other items	8,888	(3,439)	8,380
Changes in operating assets and liabilities:
Accounts receivable	(71,275)	40,656	(39,664)
Income taxes, net	(15,381)	18,672	(20,637)
Accounts payable and accrued expenses	(35,143)	29,536	(65,414)
Other assets and liabilities	(23,667)	(9,451)	50,225
Net cash provided by operating activities	300,907	494,879	247,371
Cash flows from investing activities:
Purchases, sales and maturities of investments, net	(497)	13,554	(7,104)
Business acquisitions, net of cash and restricted cash acquired	—	(334,754)	(36,041)
Purchases of real estate	(14,700)	(30,119)	(41,739)
Purchases of other property, plant and equipment	(349,729)	(432,677)	(277,242)
Proceeds from asset sales	—	—	47,767
Net cash used in investing activities	(364,926)	(783,996)	(314,359)
Cash flows from financing activities:
Proceeds from employee equity awards	25,847	71	20,074
Payments of dividend distributions	(186,999)	(157,583)	(148,083)
Proceeds from public offering of common stock, net of offering costs	—	355,080	2,126,258
Proceeds from loans payable	—	997,076	1,059,800
Proceeds from senior notes	929,850	1,179,001	1,250,000
Repayment of capital lease and other financing obligations	(55,787)	(33,218)	(16,596)
Repayments of mortgage and loans payable	(6,599)	(2,214,278)	(21,510)
Debt extinguishment costs	(20,704)	(3,102)	(3,132)
Debt issuance costs	(11,583)	(24,161)	(40,665)
Other financing activities	—	—	(900)
Net cash provided by financing activities	674,025	98,886	4,225,246
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	7,903	4,737	11,541
Net increase (decrease) in cash, cash equivalents and restricted cash	617,909	(185,494)	4,169,799
Cash, cash equivalents and restricted cash at beginning of period	1,450,701	1,636,195	773,247
Cash, cash equivalents and restricted cash at end of period	$2,068,610	$1,450,701	$4,943,046
Supplemental cash flow information:
Cash paid for taxes	$31,761	$10,230	$29,552
Cash paid for interest	$107,057	$102,385	$115,434

Free cash flow (negative free cash flow) (1)	$(63,522)	$(302,671)	$(59,884)

Adjusted free cash flow (adjusted negative free cash flow) (2)	$(48,822)	$62,202	$17,896

(1)

We define free cash flow as net cash provided by operating activities plus net cash provided by (used in) investing activities (excluding the net purchases, sales and maturities of investments) as presented below:

Net cash provided by operating activities as presented above	$300,907	$494,879	$247,371
Net cash used in investing activities as presented above	(364,926)	(783,996)	(314,359)
Purchases, sales and maturities of investments, net	497	(13,554)	7,104
Negative free cash flow	$(63,522)	$(302,671)	$(59,884)

(2)	We define adjusted free cash flow as free cash flow (as defined above) excluding any purchases of real estate and business acquisitions, net of cash and restricted cash acquired as presented below:

Free cash flow (as defined above)	$(63,522)	$(302,671)	$(59,884)
Less business acquisitions, net of cash and restricted cash acquired	—	334,754	36,041
Less purchases of real estate	14,700	30,119	41,739
Adjusted free cash flow (adjusted negative free cash flow)	$(48,822)	$62,202	$17,896

EQUINIX, INC.
Non-GAAP Measures and Other Supplemental Data
(in thousands)
(unaudited)

		Three Months Ended
		March 31, 2018	December 31, 2017	March 31, 2017
	Recurring revenues	$1,150,629	$1,122,599	$898,440
	Non-recurring revenues	65,248	77,622	51,085
	Revenues (1)	1,215,877	1,200,221	949,525

	Cash cost of revenues (2)	395,522	407,389	303,540
	Cash gross profit (3)	820,355	792,832	645,985

	Cash operating expenses (4):
	Cash sales and marketing expenses (5)	98,069	94,273	99,861
	Cash general and administrative expenses (6)	142,771	133,719	118,550
	Total cash operating expenses (7)	240,840	227,992	218,411

	Adjusted EBITDA (8)	$579,515	$564,840	$427,574

	Cash gross margins (9)	67%	66%	68%

	Adjusted EBITDA margins (10)	48%	47%	45%

	Adjusted EBITDA flow-through rate (11)	94%	30%	(130)%

	FFO (12)	$290,755	$285,618	$200,866

	AFFO (13) (14)	$414,576	$381,527	$304,110

(1)	The geographic split of our revenues on a services basis is presented below:

	Americas Revenues:

	Colocation	$427,125	$422,648	$299,273
	Interconnection	129,253	127,793	100,850
	Managed infrastructure	18,535	18,512	15,061
	Other	1,079	1,340	919
	Recurring revenues	575,992	570,293	416,103
	Non-recurring revenues	26,635	35,874	20,344
	Revenues	$602,627	$606,167	$436,447

	EMEA Revenues:

	Colocation	$288,061	$282,240	$253,254
	Interconnection	34,977	31,311	22,351
	Managed infrastructure	30,686	28,780	17,672
	Other	1,766	2,573	3,330
	Recurring revenues	355,490	344,904	296,607
	Non-recurring revenues	24,140	24,728	18,240
	Revenues	$379,630	$369,632	$314,847

	Asia-Pacific Revenues:

	Colocation	$166,198	$156,824	$138,995
	Interconnection	30,769	28,781	24,859
	Managed infrastructure	22,180	21,797	21,876
	Recurring revenues	219,147	207,402	185,730
	Non-recurring revenues	14,473	17,020	12,501
	Revenues	$233,620	$224,422	$198,231

	Worldwide Revenues:

	Colocation	$881,384	$861,712	$691,522
	Interconnection	194,999	187,885	148,060
	Managed infrastructure	71,401	69,089	54,609
	Other	2,845	3,913	4,249
	Recurring revenues	1,150,629	1,122,599	898,440
	Non-recurring revenues	65,248	77,622	51,085
	Revenues	$1,215,877	$1,200,221	$949,525

(2)	We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation as presented below:

	Cost of revenues	$622,430	$619,625	$468,961
	Depreciation, amortization and accretion expense	(223,009)	(208,615)	(162,510)
	Stock-based compensation expense	(3,899)	(3,621)	(2,911)
	Cash cost of revenues	$395,522	$407,389	$303,540

	The geographic split of our cash cost of revenues is presented below:

	Americas cash cost of revenues	$164,255	$179,884	$113,059
	EMEA cash cost of revenues	152,814	148,721	122,175
	Asia-Pacific cash cost of revenues	78,453	78,784	68,306
	Cash cost of revenues	$395,522	$407,389	$303,540

(3)	We define cash gross profit as revenues less cash cost of revenues (as defined above).

(4)

We define cash operating expense as selling, general, and administrative expense less depreciation, amortization, and stock-based compensation. We also refer to cash operating expense as cash selling, general and administrative expense or "cash SG&A".

	Selling, general, and administrative expense	$362,933	$341,428	$310,326
	Depreciation and amortization expense	(83,456)	(71,159)	(56,503)
	Stock-based compensation expense	(38,637)	(42,277)	(35,412)
	Cash operating expense	$240,840	$227,992	$218,411

(5)	We define cash sales and marketing expense as sales and marketing expense less depreciation, amortization and stock-based compensation as presented below:

	Sales and marketing expense	$159,776	$153,612	$128,927
	Depreciation and amortization expense	(50,001)	(47,490)	(18,094)
	Stock-based compensation expense	(11,706)	(11,849)	(10,972)
	Cash sales and marketing expense	$98,069	$94,273	$99,861

(6)	We define cash general and administrative expense as general and administrative expense less depreciation, amortization and stock-based compensation as presented below:

	General and administrative expense	$203,157	$187,816	$181,399
	Depreciation and amortization expense	(33,455)	(23,669)	(38,409)
	Stock-based compensation expense	(26,931)	(30,428)	(24,440)
	Cash general and administrative expense	$142,771	$133,719	$118,550

(7)	The geographic split of our cash operating expense, or cash SG&A, as defined above, is presented below:

	Americas cash SG&A	$146,823	$140,460	$124,769
	EMEA cash SG&A	60,638	55,854	63,118
	Asia-Pacific cash SG&A	33,379	31,678	30,524
	Cash SG&A	$240,840	$227,992	$218,411

(8)

We define adjusted EBITDA as income from operations excluding depreciation, amortization, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs and gain or loss on asset sales as presented below:

	Income from operations	$225,875	$232,043	$167,213
	Depreciation, amortization and accretion expense	306,465	279,774	219,013
	Stock-based compensation expense	42,536	45,898	38,323
	Acquisition costs	4,639	7,125	3,025
	Adjusted EBITDA	$579,515	$564,840	$427,574

	The geographic split of our adjusted EBITDA is presented below:

	Americas income from operations	$101,736	$101,286	$81,110
	Americas depreciation, amortization and accretion expense	158,026	149,970	88,428
	Americas stock-based compensation expense	29,877	33,455	27,774
	Americas acquisition costs	1,910	1,112	1,307
	Americas adjusted EBITDA	$291,549	$285,823	$198,619

	EMEA income from operations	$64,103	$73,749	$44,981
	EMEA depreciation, amortization and accretion expense	92,492	79,741	76,806
	EMEA stock-based compensation expense	7,139	6,874	6,049
	EMEA acquisition costs	2,444	4,693	1,718
	EMEA adjusted EBITDA	$166,178	$165,057	$129,554

	Asia-Pacific income from operations	$60,036	$57,008	$41,122
	Asia-Pacific depreciation, amortization and accretion expense	55,947	50,063	53,779
	Asia-Pacific stock-based compensation expense	5,520	5,569	4,500
	Asia-Pacific acquisition costs	285	1,320	—
	Asia-Pacific adjusted EBITDA	$121,788	$113,960	$99,401

(9)	We define cash gross margins as cash gross profit divided by revenues.

	Our cash gross margins by geographic region is presented below:

	Americas cash gross margins	73%	70%	74%

	EMEA cash gross margins	60%	60%	61%

	Asia-Pacific cash gross margins	66%	65%	66%

(10)	We define adjusted EBITDA margins as adjusted EBITDA divided by revenues.

	Americas adjusted EBITDA margins	48%	47%	46%

	EMEA adjusted EBITDA margins	44%	45%	41%

	Asia-Pacific adjusted EBITDA margins	52%	51%	50%

(11)	We define adjusted EBITDA flow-through rate as incremental adjusted EBITDA growth divided by incremental revenue growth as follows:

	Adjusted EBITDA - current period	$579,515	$564,840	$427,574
	Less adjusted EBITDA - prior period	(564,840)	(550,319)	(436,491)
	Adjusted EBITDA growth	$14,675	$14,521	$(8,917)

	Revenues - current period	$1,215,877	$1,200,221	$949,525
	Less revenues - prior period	(1,200,221)	(1,152,261)	(942,647)
	Revenue growth	$15,656	$47,960	$6,878

	Adjusted EBITDA flow-through rate	94%	30%	(130)%

(12)

FFO is defined as net income or loss, excluding gain or loss from the disposition of real estate assets, depreciation and amortization on real estate assets and adjustments for unconsolidated joint ventures' and non-controlling interests' share of these items.

	Net income	$62,894	$65,215	$42,062
	Adjustments:
	Real estate depreciation	222,855	219,237	159,414
	(Gain) loss on disposition of real estate property	5,006	1,166	(638)
	Adjustments for FFO from unconsolidated joint ventures	—	—	28
	FFO	$290,755	$285,618	$200,866

(13)

AFFO is defined as FFO, excluding depreciation and amortization expense on non-real estate assets, accretion, stock-based compensation, restructuring charges, impairment charges, acquisition costs, an installation revenue adjustment, a straight-line rent expense adjustment, a contract cost adjustment, amortization of deferred financing costs, gain or loss on debt extinguishment, an income tax expense adjustment, net income or loss from discontinued operations, net of tax, recurring capital expenditures and adjustments from FFO to AFFO for unconsolidated joint ventures' and non-controlling interests' share of these items.

	FFO	$290,755	$285,618	$200,866
	Adjustments:
	Installation revenue adjustment	2,159	6,721	4,675
	Straight-line rent expense adjustment	2,301	3,204	2,409
	Amortization of deferred financing costs	4,099	4,349	11,580
	Contract cost adjustment	(3,355)	—	—
	Stock-based compensation expense	42,536	45,898	38,323
	Non-real estate depreciation expense	34,097	24,100	28,575
	Amortization expense	50,616	48,940	29,017
	Accretion expense (adjustment)	(1,103)	(12,503)	2,007
	Recurring capital expenditures	(35,231)	(62,540)	(22,672)
	Loss on debt extinguishment	21,491	23,669	3,503
	Acquisition costs	4,639	7,125	3,025
	Income tax expense adjustment	1,572	6,946	2,809
	Adjustments for AFFO from unconsolidated joint ventures	—	—	(7)
	AFFO	$414,576	$381,527	$304,110

(14)	Following is how we reconcile from adjusted EBITDA to AFFO:

	Adjusted EBITDA	$579,515	$564,840	$427,574
	Adjustments:
	Interest expense, net of interest income	(121,667)	(122,889)	(108,592)
	Amortization of deferred financing costs	4,099	4,349	11,580
	Income tax expense	(16,759)	(28,938)	(13,393)
	Income tax expense adjustment	1,572	6,946	2,809
	Straight-line rent expense adjustment	2,301	3,204	2,409
	Contract cost adjustment	(3,355)	—	—
	Installation revenue adjustment	2,159	6,721	4,675
	Recurring capital expenditures	(35,231)	(62,540)	(22,672)
	Other income (expense)	(3,064)	8,668	337
	(Gain) loss on disposition of real estate property	5,006	1,166	(638)
	Adjustments for unconsolidated JVs' and non-controlling interests	—	—	21
	AFFO	$414,576	$381,527	$304,110

CONTACT: Equinix Investor Relations Contacts: Katrina Rymill, Equinix, Inc., (650) 598-6583, krymill@equinix.com; or Chip Newcom, Equinix, Inc., (650) 598-6262, cnewcom@equinix.com; or Equinix Media Contact: David Fonkalsrud, Equinix, Inc., (650) 598-6240, dfonkalsrud@equinix.com